Exhibit 99.1

BlueSky & Government Close SamoaTel Sale

MIAMI, April 1, 2011 /PRNewswire/ — Today, the sovereign Nation of Samoa and BlueSky Communications officially closed on majority control of SamoaTel Ltd. The closing was held in a meeting between the parties held today in a Ministry of Revenue conference room at the Central Bank of Samoa. The meeting was attended by BlueSky and SamoaTel, shareholder representatives, Cabinet Ministers, Unit Trust of Samoa (UTOS) representatives, the Privatization Committee and the media.

The transaction marks the close of a long Privatization process which was closely monitored and guided by the SamoaTel Privatization Committee and supported by the Parliament Cabinet Members and the Prime Minister, Tuilaepa Sailele Malielegaoi, and the World Bank. At the conclusion of the sale, 25% of SamoaTel’s shares are owned by the UTOS, while the other 75% are owned by BlueSky Communications and other investors from Samoa and American Samoa. BlueSky Communications is owned by eLandia International, Inc. (OTC BB:ELAN.ob - News)

BlueSky Communications and its investor partners are pleased with the completion of the sale. “We are happy to have completed this transaction, successfully closing the privatization process, and fulfilling the Government of Samoa’s vision. We look forward to carry on with this vision by realizing improvements to SamoaTel’s services for the people of Samoa. This is our sole focus now.” commented BlueSky Communications CEO, Adolfo Montenegro.

With the conclusion of the sale, BlueSky commenced operating SamoaTel on Thursday afternoon, March 31, 2011.

About BlueSky Communications

BlueSky Communications was established in 1999 and is now the largest provider of mobile wireless and broadband internet in the US territory of American Samoa. BlueSky acquired Pacific Island Cable in 2009 and is the sole provider of cable television services to the territory under its BlueSky Moana TV brand. BlueSky’s commitment to quality, coverage and service has solidified BlueSky’s position as a technology driver and leader in American Samoa. BlueSky Communications was acquired by eLandia Group in 2006. For more information please visit: www.bluesky.as

About SamoaTel Ltd.

Formerly the Ministry of Post and Telecommunications under the Government of the Independent State of Samoa, SamoaTel Ltd. was established in 1999 through the Telecommunications Services Act 1999 with its main function being to provide efficient landline services, international gateway services and postal services to Samoa. Since then SamoaTel launched its wireless product to the market in January 2008 and also offers broadband internet to the island’s 180,000 residents. SamoaTel currently owns an island wide fixed line infrastructure and employs about 200 people.

About eLandia

With more than 3,000 business customers and a presence in 17 countries, eLandia (OTC BB:ELAN.ob - News), and its family of companies deliver an array of information and communications technology services to emerging markets experiencing rapid development, predominantly focusing on Latin America, the Caribbean and the South Pacific. eLandia assists its customers in implementing world-class integrated infrastructure solutions and cutting-edge networking technologies, and building highly-qualified local workforces to enable their businesses to transform and integrate into the global economy. For more information, please visit www.elandiagroup.com.